Exhibit 10.1

3M EXECUTIVE ANNUAL INCENTIVE PLAN

1.                 Purposes.

The purposes of the 3M Executive Annual Incentive Plan (the “Plan”) are to attract and retain highly qualified individuals as executive officers of 3M; to focus their attention on achieving certain business objectives established for 3M and its business units; and to provide these individuals with incentive compensation that is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

2.                 Definitions.

(a)            “Adjusted Net Income” means the net income of 3M as reported in the Consolidated Statement of Income as adjusted to exclude special items.

(b)           “Committee” means those members of the Compensation Committee of 3M’s Board of Directors who qualify as outside directors for purposes of Section 162(m) of the Internal Revenue Code.

(c)            “Named Executive Officers” means those executive officers of 3M covered by the SEC’s disclosure requirements for executive compensation in Item 402 of Regulation S-K.

(d)           “Participant” means an employee of 3M who is eligible to participate in this Plan pursuant to Section 4 and whose participation in the Plan has been approved by the Committee.

(e)            “Plan” means this 3M Executive Annual Incentive Plan.

(f)              “Plan Year” means the 12-month period ending on December 31.

(g)           “Retirement” means the termination of a Participant’s employment with 3M after meeting the requirements for retirement under any retirement plan of 3M (including, in the United States, the 3M Employee Retirement Income Plan).

3.                 Term and Termination of the Plan.

This Plan shall become effective on January 1, 2007, subject to approval by the affirmative vote of the holders of a majority of the shares of outstanding common stock of 3M voting at the 2007 Annual Meeting of Stockholders, and it shall remain in effect until it is terminated by the Committee.

4.                 Participation.

The individuals eligible to participate in this Plan shall be the Named Executive Officers of 3M, as well as any other senior executives of 3M whose compensation is approved by the Committee.

5.                 Amounts of Annual Incentive.

The maximum annual incentive payable to any Named Executive Officer for any Plan Year shall be one-quarter of one percent (0.25%) of the Adjusted Net Income for such Plan Year, while the maximum annual incentive payable for any Plan Year to any Participant who is not a Named Executive Officer shall be one-tenth of one percent (0.10%) of the Adjusted Net Income for such Plan Year. Subject to these maximums, the Committee shall determine the amount of each Participant’s annual incentive opportunity for each Plan Year in its discretion. Notwithstanding anything to the contrary in this Plan document, the Committee in its sole discretion may decide to reduce the annual incentive payable to a Participant for any Plan Year below the applicable maximum amount payable under this Section 5.

6.                 Payments of Annual Incentive.

All annual incentive payments under this Plan shall be made in the form of cash or in the form of shares of 3M stock, restricted stock or restricted stock units delivered pursuant to the 3M Management Stock Ownership Program. All annual incentive payments for a Plan Year shall be completed no later than March 15 of the year following the end of such Plan Year; provided, however, that no payment shall be made under this Plan until the Committee has certified in writing that: (a) the performance goal for such Plan Year has been satisfied, and (b) the limitations described in Section 5 have not been exceeded.

7.                 Plan Administration.

This Plan will be administered by the Committee, which may delegate any of its administrative responsibilities in connection with the Plan to the appropriate employees of 3M. The Committee will have full power and authority to interpret the Plan, to establish, amend and rescind any rules, forms or procedures as it deems necessary for the proper administration of the Plan, to determine the manner and time of payment of the annual incentive compensation payable hereunder, and to take any other action as it deems necessary or advisable in connection with the Plan. Any decision made, action taken or interpretation made by the Committee or its delegate that is not inconsistent with the provisions of this Plan will be final, conclusive, and binding on all persons interested in the Plan.

8.                 Amendments.

The Committee may at any time amend this Plan, in whole or in part; provided no amendment which would (a) increase the maximum annual incentive payable to any Participant, or (b) revise the performance goal available for determining the amount of the annual incentive compensation payable hereunder, shall become effective until approved by the affirmative vote of the holders of a majority of the shares of outstanding common stock of 3M voting at a meeting of the corporation’s stockholders.

9.                 Rights of Participants.

Nothing in this Plan or the fact that a person has received or become eligible to receive annual incentive compensation hereunder shall be deemed to give such person any right to be retained in the employ of 3M or to interfere with the right of 3M to discipline or terminate the employment of such person at any time for any reason whatsoever. No person shall have any claim or right to receive annual incentive compensation under this Plan, except as provided in accordance with the provisions of this Plan and as approved by the Committee. If a Participant’s employment with 3M terminates for any reason other than death or Retirement, participation in this Plan will end and any annual incentive compensation that would otherwise have been payable to such Participant for the Plan Year in which such termination occurs shall be forfeited.

10.          Withholding.

All payments of annual incentive compensation made pursuant to this Plan will be subject to withholding for all applicable taxes and contributions required by law to be withheld therefrom.